Exhibit 10.1
August 4, 2025

By email

Gillian Munson
c/o Vimeo, Inc.
330 West 34th Street, 5th Floor
New York, New York 10001

Re: Separation Agreement Dated June 16, 2025

Dear Gillian,

This letter agreement (this “Amendment”) serves to amend the terms and conditions of the separation agreement between you and Vimeo.com, Inc. and its affiliates (“Vimeo,” “Company” or “we”) dated as of June 16, 2025 (the “Agreement”). All capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Agreement.

1.Section 1(a) of the Agreement is hereby amended and restated in its entirety as follows, and, for the avoidance of doubt, this amendment and restatement shall not constitute an Extended Transition Period or Extended Separation Date pursuant to Section 1(e):

Commencing on June 16, 2025 (“Transition Period Start Date”) until your separation from employment on August 31, 2025 (the “Separation Date”), you will continue in your role as Chief Financial Officer (“Transition Period”).

2.Section 2(c)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

Payment equal to $450,000.00, less all customary and required taxes and employment-related deductions (the “Cash Bonus”), which represents a discretionary bonus payment in light of your contributions during your tenure and your commitment to assist the Company during the Transition Period that you otherwise would not have been eligible to receive by virtue of your separation. The Company will pay you the Cash Bonus in a lump sum following the second regularly scheduled Company payroll following the Supplemental Release Effective Date for the Separation Date;

3.Except as so amended, the Agreement is in all other respects hereby confirmed and remains unchanged.

AGREED AND ACCEPTED:

EMPLOYEE:

/s/ Gillian Munson
Gillian Munson

Exhibit 10.1
VIMEO.COM, INC.

By: /s/ Jessica Tracy
Name: Jessica Tracy
Title: General Counsel & Secretary